Exhibit 99.1

Key Energy Services, Inc.

New Release

For Immediate Release:

Contact: John Daniel

Monday, January 9, 2006

(713) 651-4300

KEY ENERGY ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR

HOUSTON, TX, January 9, 2006 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today that Daniel L. Dienstbier has been appointed to the Company’s Board of Directors.

Mr. Dienstbier, 65, served as non-executive Chairman of the Board of Dynegy Inc. from May 2002 to May 2004 and as a director of Dynegy since 1995.  He served as interim Chief Executive Officer of Dynegy from May 2002 to November 2002 and as President of Northern Natural Gas Company, a Dynegy subsidiary, from February 2002 until May 2002.  Prior to serving as a director of Dynegy in 1995, Mr. Dienstbier served as President and Chief Operating Officer at two publicly-traded companies, American Oil & Gas Corporation and Arkla, Inc., President of Jule, Inc., a private energy consulting firm, and President and Chief Executive Officer of Dyco Petroleum Corporation, a private energy company.  In addition, he spent twenty years with Northern Natural Gas Company, a subsidiary of InterNorth Inc.  Mr. Dienstbier currently serves on the Board of Directors of Latigo Petroleum, a private oil and gas exploration company, and has previously served as a director on a number of other publicly traded companies.   He holds a degree from the University of Nebraska and an MBA from Creighton University.

Dick Alario, Key’s Chairman and CEO, stated, “Our Company, shareholders and customers are fortunate to have a proven industry leader such as Dan join our Board. His integrity and reputation for accomplishments are widely appreciated and specifically, his experience in successfully leading a large public entity will be extremely valuable. I believe Dan’s agreement to become a Director clearly shows Key Energy Services’ ability to attract the very best as we take the Company into the future.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

1301 McKinney Street, Suite 1800, Houston, TX 77010